SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G

                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO
  RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                                (Amendment No. )*


                               IKOS Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   451716203
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /      Rule 13d-1(b)

         /X/      Rule 13d-1(c)

         / /      Rule 13d-1(d)

--------
     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G          Page 2 of 40 Pages
--------------------------------------                 -------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Wheatley Partners, L.P.
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Delaware
 NUMBER OF         5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                 161,297 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                   6      SHARED VOTING POWER

                             13,703(1) shares
                   7      SOLE DISPOSITIVE POWER

                             161,297 shares
                   8      SHARED DISPOSITIVE POWER

                             13,703(1) shares
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      175,000(1) shares
     10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES*                                              / /
     11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      2.0%
     12         TYPE OF REPORTING PERSON*

                      PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 13,703 shares of Common Stock held by Wheatley Foreign Partners, L.P. Wheatley Partners, L.P. disclaims beneficial ownership of these securities, except to the extent of its equity interest therein.

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G          Page 3 of 40 Pages
--------------------------------------                 -------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              Wheatley Foreign Partners, L.P.
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Delaware
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                 13,703 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                   6     SHARED VOTING POWER

                             161,297(1) shares
                   7     SOLE DISPOSITIVE POWER

                             13,703 shares
                   8     SHARED DISPOSITIVE POWER

                             161,297(1) shares
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      175,000(1) shares
     10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES*                                              / /
     11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      2.0%
     12         TYPE OF REPORTING PERSON*

                      PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 161,297 shares of Common Stock held by Wheatley Partners, L.P. Wheatley Foreign Partners, L.P. disclaims beneficial ownership of these securities, except to the extent of its equity interest therein.

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G          Page 4 of 40 Pages
--------------------------------------                 -------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                  Wheatley Management Ltd.
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Cayman Islands, B.W.I.
 NUMBER OF           5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                 0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                    6     SHARED VOTING POWER

                             13,703(1) shares
                    7     SOLE DISPOSITIVE POWER

                             0 shares
                    8     SHARED DISPOSITIVE POWER

                             13,703(1) shares
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      13,703(1) shares
     10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES*                                              / /
     11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      0.2%
     12         TYPE OF REPORTING PERSON*

                      OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 13,703 shares of Common Stock which are held by Wheatley Foreign Partners, L.P. Wheatley Management, Ltd. disclaims beneficial ownership of these securities, except to the extent of its equity interest therein.

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G          Page 5 of 40 Pages
--------------------------------------                 -------------------------


      1         NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Wheatley Partners, LLC
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
      3         SEC USE ONLY

      4         CITIZENSHIP OR PLACE OR ORGANIZATION

                      Delaware
  NUMBER OF        5        SOLE VOTING POWER
    SHARES
 BENEFICIALLY                 0 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                   6        SHARED VOTING POWER

                              175,000(1) shares
                   7        SOLE DISPOSITIVE POWER

                              0 shares
                   8        SHARED DISPOSITIVE POWER

                              175,000(1) shares
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      175,000(1) shares
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES*                                              / /
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      2.0%
      12        TYPE OF REPORTING PERSON*

                      OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 161,297 shares of Common Stock which are held by Wheatley Partners, L.P., and (ii) 13,703 shares of Common Stock which are held by Wheatley Foreign Partners, L.P. Wheatley Partners, LLC disclaims beneficial ownership of these securities, except to the extent of its respective equity interest therein.

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G          Page 6 of 40 Pages
--------------------------------------                 -------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Barry Fingerhut
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
 NUMBER OF          5         SOLE VOTING POWER
   SHARES
BENEFICIALLY                        0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                    6         SHARED VOTING POWER

                                    175,000(1) shares
                    7         SOLE DISPOSITIVE POWER

                                    0 shares
                    8         SHARED DISPOSITIVE POWER

                                    175,000(1) shares
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      175,000(1)shares
     10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES*                                              / /
     11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         2.0%
     12         TYPE OF REPORTING PERSON*

                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 161,297 shares of Common Stock which are held by Wheatley Partners, L.P. and (ii) 13,703 shares of Common Stock which are held by Wheatley Foreign Partners, L.P. Mr. Fingerhut disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G          Page 7 of 40 Pages
--------------------------------------                 -------------------------


     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Barry Rubenstein
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

     4          CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
 NUMBER OF         5       SOLE VOTING POWER
   SHARES
BENEFICIALLY                    35,000 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                   6      SHARED VOTING POWER

                                  500,000(1) shares
                   7      SOLE DISPOSITIVE POWER

                                35,000 shares
                   8      SHARED DISPOSITIVE POWER

                                500,000(1) shares
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      535,000(1) shares
     10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES*                                              / /
     11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      6.1%
     12         TYPE OF REPORTING PERSON*

                      IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 161,297 shares of Common Stock which are held by Wheatley Partners, L.P., (ii) 13,703 shares of Common Stock which held by Wheatley Foreign Partners, L.P., (iii) 25,000 shares of Common Stock which are held by Woodland Partners, (iv) 150,000 shares of Common Stock one-half of which is held by each of the Woodland Venture Fund and Seneca Ventures, (v) 50,000

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G          Page 8 of 40 Pages
--------------------------------------                 -------------------------


         shares  of  Common  Stock  which  are  held by The  Marilyn  and  Barry
         Rubenstein Family Foundation and (vi) 100,000 shares of Common Stock which are held by Brookwood Limited Partnership. Mr. Rubenstein disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G          Page 9 of 40 Pages
--------------------------------------                 -------------------------


     1             NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                        Woodland Partners
     2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) / /
                                                                         (b) / /
     3             SEC USE ONLY

     4             CITIZENSHIP OR PLACE OR ORGANIZATION

                         New York
 NUMBER OF             5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                          25,000 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                       6      SHARED VOTING POWER

                                      0 shares
                       7      SOLE DISPOSITIVE POWER

                                      25,000 shares
                       8      SHARED DISPOSITIVE POWER

                                      -0- shares
      9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                   PERSON

                         25,000 shares
     10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                   CERTAIN SHARES*                                           / /
     11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         0.3%
     12            TYPE OF REPORTING PERSON*

                         PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 10 of 40 Pages
--------------------------------------                 -------------------------


     1             NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                         Seneca Ventures
     2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) / /
                                                                         (b) / /
     3             SEC USE ONLY

     4             CITIZENSHIP OR PLACE OR ORGANIZATION

                         New York
 NUMBER OF             5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                        75,000 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                       6      SHARED VOTING POWER

                                    0 shares
                       7      SOLE DISPOSITIVE POWER

                                    75,000 shares
                       8  SHARED DISPOSITIVE POWER

                                    0 shares
      9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                   PERSON

                         75,000 shares
     10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                   CERTAIN SHARES*                                           / /
     11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         0.9%
     12            TYPE OF REPORTING PERSON*

                         PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 11 of 40 Pages
--------------------------------------                 -------------------------


     1             NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Woodland Venture Fund
     2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) / /
                                                                         (b) / /
     3             SEC USE ONLY

     4             CITIZENSHIP OR PLACE OR ORGANIZATION

                         New York
 NUMBER OF             5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                        75,000 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                       6      SHARED VOTING POWER

                                    0 shares
                       7      SOLE DISPOSITIVE POWER

                                    75,000 shares
                       8      SHARED DISPOSITIVE POWER

                                    0 shares
      9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                   PERSON

                       75,000 shares
     10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                   CERTAIN SHARES*                                           / /
     11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       0.9%
     12            TYPE OF REPORTING PERSON*

                       PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 12 of 40 Pages
--------------------------------------                 -------------------------


     1             NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Woodland Services Corp.
     2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) / /
                                                                         (b) / /
     3             SEC USE ONLY

     4             CITIZENSHIP OR PLACE OR ORGANIZATION

                         New York
 NUMBER OF             5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                         0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                       6      SHARED VOTING POWER

                                     150,000 (1) shares
                       7      SOLE DISPOSITIVE POWER

                                     0 shares
                       8      SHARED DISPOSITIVE POWER

                                     150,000(1) shares
      9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                   PERSON

                            150,000(1) shares
     10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                   CERTAIN SHARES*                                           / /
     11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         1.7%
     12            TYPE OF REPORTING PERSON*

                         CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 150,000 shares of Common Stock, one-half of which is held by each of Woodland Venture Fund and Seneca Ventures. Woodland Services Corp. disclaims beneficial ownership of these securities, except to the extent of its respective equity interest therein.

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 13 of 40 Pages
--------------------------------------                 -------------------------


     1             NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                        Marilyn Rubenstein
     2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) / /
                                                                         (b) / /
     3             SEC USE ONLY

     4             CITIZENSHIP OR PLACE OR ORGANIZATION

                         United States
 NUMBER OF             5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                       0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                       6      SHARED VOTING POWER

                                   325,000(1) shares
                       7      SOLE DISPOSITIVE POWER

                                   0 shares
                       8      SHARED DISPOSITIVE POWER

                                   325,000(1) shares
      9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                   PERSON

                         325,000(1) shares
     10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                   CERTAIN SHARES*                                           / /
     11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                            3.7%
     12            TYPE OF REPORTING PERSON*

                            IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 25,000 shares of Common Stock which are held by Woodland Partners, (ii) 150,000 shares of Common Stock one-half of which is held by each of the Woodland Venture Fund and Seneca Ventures (iii) 50,000 shares of Common Stock which are held by The Marilyn and Barry
         Rubenstein Family Foundation and (iv) 100,000 shares of Common Stock which are held by

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 14 of 40 Pages
--------------------------------------                 -------------------------


         Brookwood Limited Partnership. Mrs. Rubenstein disclaims beneficial ownership of these securities, except to the extent of her respective equity interest therein.

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 15 of 40 Pages
--------------------------------------                 -------------------------


     1             NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                        The Marilyn and Barry Rubenstein Family Foundation
     2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) / /
                                                                         (b) / /
     3             SEC USE ONLY

     4             CITIZENSHIP OR PLACE OR ORGANIZATION

                         New York
 NUMBER OF             5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                        50,000 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                       6      SHARED VOTING POWER

                                    0 shares
                       7      SOLE DISPOSITIVE POWER

                                    50,000 shares
                       8      SHARED DISPOSITIVE POWER

                                    0 shares
      9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                   PERSON

                            50,000 shares
     10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                   CERTAIN SHARES*                                           / /
     11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       0.6%
     12            TYPE OF REPORTING PERSON*

                       00

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 16 of 40 Pages
--------------------------------------                 -------------------------


     1             NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Brookwood Partners, L.P.
     2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) / /
                                                                         (b) / /
     3             SEC USE ONLY

     4             CITIZENSHIP OR PLACE OR ORGANIZATION

                         New York
 NUMBER OF             5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                        100,000 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                       6      SHARED VOTING POWER

                                    0 shares
                       7      SOLE DISPOSITIVE POWER

                                    100,000 shares
                       8      SHARED DISPOSITIVE POWER

                                    0 shares
      9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                   PERSON

                         100,000 shares
     10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                   CERTAIN SHARES*                                           / /
     11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         1.1%
     12            TYPE OF REPORTING PERSON*

                         PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 17 of 40 Pages
--------------------------------------                 -------------------------


     1             NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                         Brian Rubenstein
     2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) / /
                                                                         (b) / /
     3             SEC USE ONLY

     4             CITIZENSHIP OR PLACE OR ORGANIZATION

                         United States
 NUMBER OF             5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                        0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                       6      SHARED VOTING POWER

                                    50,000(1) shares
                       7      SOLE DISPOSITIVE POWER

                                    0 shares
                       8      SHARED DISPOSITIVE POWER

                                    50,000(1) shares
      9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                   PERSON

                         50,000(1) shares
     10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                   CERTAIN SHARES*                                           / /
     11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         0.6%
     12            TYPE OF REPORTING PERSON*

                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 50,000 shares of Common Stock which are held by The Marilyn and Barry Rubenstein Family Foundation.

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 18 of 40 Pages
--------------------------------------                 -------------------------


     1             NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                        Rebecca Rubenstein
     2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) / /
                                                                         (b) / /
     3             SEC USE ONLY

     4             CITIZENSHIP OR PLACE OR ORGANIZATION

                         United States
 NUMBER OF             5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                        0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                       6      SHARED VOTING POWER

                                    50,000(1) shares
                       7      SOLE DISPOSITIVE POWER

                                    0 shares
                       8      SHARED DISPOSITIVE POWER

                                    50,000(1) shares
      9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                   PERSON

                         50,000(1) shares
     10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                   CERTAIN SHARES*                                           / /
     11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         0.6%
     12            TYPE OF REPORTING PERSON*

                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 50,000 shares of Common Stock which are held by The Marilyn and Barry Rubenstein Family Foundation.

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 19 of 40 Pages
--------------------------------------                 -------------------------


     1             NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                           Irwin Lieber
     2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) / /
                                                                         (b) / /
     3             SEC USE ONLY

     4             CITIZENSHIP OR PLACE OR ORGANIZATION

                         United States
 NUMBER OF             5       SOLE VOTING POWER
   SHARES
BENEFICIALLY                        0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                       6         SHARED VOTING POWER

                                    175,000(1) shares
                       7         SOLE DISPOSITIVE POWER

                                    0 shares
                       8         SHARED DISPOSITIVE POWER

                                    175,000(1) shares
      9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                   PERSON

                            175,000(1) shares
     10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                   CERTAIN SHARES*                                           / /
     11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         2.0%
     12            TYPE OF REPORTING PERSON*

                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 161,297 shares of Common Stock which are held by Wheatley Partners, L.P., and (ii) 13,703 shares of Common Stock which are held by Wheatley Foreign Partners, L.P. Mr. Lieber disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 20 of 40 Pages
--------------------------------------                 -------------------------


     1             NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                         Jonathan Lieber
     2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) / /
                                                                         (b) / /
     3             SEC USE ONLY

     4             CITIZENSHIP OR PLACE OR ORGANIZATION

                            United States
 NUMBER OF                 5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                        0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                           6      SHARED VOTING POWER

                                    175,000(1) shares
                           7      SOLE DISPOSITIVE POWER

                                    0 shares
                           8      SHARED DISPOSITIVE POWER

                                    175,000(1) shares
      9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                   PERSON

                         175,000(1) shares
     10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                   CERTAIN SHARES*                                           / /
     11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                          2.0%
     12            TYPE OF REPORTING PERSON*

                          IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes (i) 161,297 shares of Common Stock which are held by Wheatley Partners, L.P., and (ii) 13,703 shares of Common Stock which are held by Wheatley Foreign Partners, L.P. Mr. Lieber disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 21 of 40 Pages
--------------------------------------                 -------------------------


    1             NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                           Seth Lieber
     2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) / /
                                                                         (b) / /
     3             SEC USE ONLY

     4             CITIZENSHIP OR PLACE OR ORGANIZATION

                         United States
 NUMBER OF             5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                        0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                       6      SHARED VOTING POWER

                                    175,000(1) shares
                       7      SOLE DISPOSITIVE POWER

                                    0 shares
                       8      SHARED DISPOSITIVE POWER

                                    175,000(1) shares
      9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                   PERSON

                         175,000(1) shares
     10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                   CERTAIN SHARES*                                           / /
     11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         2.0%
     12            TYPE OF REPORTING PERSON*

                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(2) Includes (i) 161,297 shares of Common Stock which are held by Wheatley Partners, L.P., and (ii) 13,703 shares of Common Stock which are held by Wheatley Foreign Partners, L.P. Mr. Lieber disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 22 of 40 Pages
--------------------------------------                 -------------------------


Item 1.

         (a)  Name of Issuer:   IKOS Systems, Inc.
         (b)  Address of Issuer's Principal Executive Offices:
                                19050 Pruneridge Avenue
                                Cupertino, California 95014

Item 2.

         1.   (a)  Name of Person Filing:  Wheatley Partners, L.P.
              (b)  Address of Principal Business Office, or if none, Residence:
                                           80 Cuttermill Road
                                           Suite 311
                                           Great Neck, NY 11021
              (c)  Place of Organization:  Delaware
              (d)  Title of Class of Securities:
                                           Common Stock
              (e)  CUSIP Number:           451716203

         2.   (a)  Name of Person Filing:  Wheatley Foreign Partners, L.P.
              (b)  Address of Principal Business Office, or if none, Residence:
                                           Third Floor
                                           One Capital Place
                                           P.O. Box 1062
                                           George Town, Grand Cayman
                                           Cayman Islands, B.W.I.
              (c)  Place of Organization:  Delaware
              (d)  Title of Class of Securities:
                                           Common Stock
              (e)  CUSIP Number:           451716203

         3.   (a)  Name of Person Filing:  Wheatley Management Ltd.
              (b)  Address of Principal Business Office, or if none, Residence:
                                           Third Floor
                                           One Capital Place
                                           P.O. Box 1062
                                           George Town, Grand Cayman
                                           Cayman Islands, B.W.I.
              (c)  Place of Organization:  Cayman Islands, B.W.I.
              (d)  Title of Class of Securities:
                                           Common Stock
              (e)  CUSIP Number:           451716203

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 23 of 40 Pages
--------------------------------------                 -------------------------


         4.  (a)  Name of Person Filing: Wheatley Partners, LLC
             (b)  Address of Principal Business Office, or if none, Residence:
                                         80 Cuttermill Road
                                         Suite 311
                                         Great Neck, NY 11021
             (c)  Place of Organization: Delaware
             (d)  Title of Class of Securities:
                                         Common Stock
             (e)  CUSIP Number:          451716203

         5.  (a)  Name of Person Filing: Barry Fingerhut
             (b)  Address of Principal Business Office, or if none, Residence:
                                         80 Cuttermill Road
                                         Suite 311
                                         Great Neck, NY 11021
             (c)  Citizenship:           United States
             (d)  Title of Class of Securities:
                                         Common Stock
             (e)  CUSIP Number:          451716203

         6.  (a)  Name of Person Filing: Barry Rubenstein
             (b)  Address of Principal Business Office, or if none, Residence:
                                         68 Wheatley Road
                                         Brookville, New York 11545
             (c)  Citizenship:           United States.
             (d)  Title of Class of Securities:
                                         Common Stock
             (e)  CUSIP Number:          451716203

         7.  (a)  Name of Person Filing: Woodland Partners
             (b)  Address of Principal Business Office, or if none, Residence:
                                         68 Wheatley Road
                                         Brookville, New York 11545
             (c)  Place of Organization: New York
             (d)  Title of Class of Securities:
                                         Common Stock
             (e)  CUSIP Number:          451716203

         8.  (a)  Name of Person Filing: Seneca Ventures
             (b)  Address of Principal Business Office, or if none, Residence:
                                         68 Wheatley Road
                                         Brookville, New York 11545
             (c)  Place of Organization: New York
             (d)  Title of Class of Securities:
                                         Common Stock
             (e)  CUSIP Number:          451716203

         9.  (a)  Name of Person Filing: Woodland Venture Fund
             (b)  Address of Principal Business Office, or if none, Residence:
                                         68 Wheatley Road
                                         Brookville, New York 11545
             (c)  Place of Organization: New York

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 24 of 40 Pages
--------------------------------------                 -------------------------


             (d)  Title of Class of Securities:
                                         Common Stock
             (e)  CUSIP Number:          451716203

         10  (a)  Name of Person Filing: Woodland Services Corp.
             (b)  Address of Principal Business Office, or if none, Residence:
                                         68 Wheatley Road
                                         Brookville, New York 11545
             (c)  Place of Organization: New York
             (d)  Title of Class of Securities:
                                         Common Stock
             (e)  CUSIP Number:          451716203

         11  (a)  Name of Person Filing: Marilyn Rubenstein
             (b)  Address of Principal Business Office, or if none, Residence:
                                         68 Wheatley Road
                                         Brookville, New York 11545
             (c)  Citizenship:           United States
             (d)  Title of Class of Securities:
                                         Common Stock
             (e)  CUSIP Number:          451716203

         12  (a)  Name of Person Filing: The Marilyn and Barry Rubenstein Family
                                         Foundation
             (b)  Address of Principal Business Office, or if none, Residence:
                                         68 Wheatley Road
                                         Brookville, New York 11545
             (c)  Place of Organization: New York
             (d)  Title of Class of Securities:
                                         Common Stock
             (e)  CUSIP Number:          451716203

         13  (a)  Name of Person Filing: Brookwood Partners, L.P.
             (b)  Address of Principal Business Office, or if none, Residence:
                                         68 Wheatley Road
                                         Brookville, New York 11545
             (c)  Citizenship:           New York
             (d)  Title of Class of Securities:
                                         Common Stock
             (e)  CUSIP Number:          451716203

         14  (a)  Name of Person Filing: Brian Rubenstein
             (b)  Address of Principal Business Office, or if none, Residence:
                                         36 Barstow Road
                                         Great Neck, NY 11021
             (c)  Citizenship:           United States.
             (d)  Title of Class of Securities:
                                         Common Stock
             (e)  CUSIP Number:          451716203

         15  (a)  Name of Person Filing: Rebecca Rubenstein
             (b)  Address of Principal Business Office, or if none, Residence:

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 25 of 40 Pages
--------------------------------------                 -------------------------


                                         300 East 75th Street
                                         New York, NY 10021
             (c)  Citizenship:           United States.
             (d)  Title of Class of Securities:
                                         Common Stock
             (e)  CUSIP Number:          451716203

         16  (a)  Name of Person Filing: Irwin Lieber
             (b)  Address of Principal Business Office, or if none, Residence:
                                         80 Cuttermill Road
                                         Suite 311
                                         Great Neck, NY 11021
             (c)  Citizenship:           United States.
             (d)  Title of Class of Securities:
                                         Common Stock
             (e)  CUSIP Number:          451716203


         17  (a)  Name of Person Filing: Jonathan Lieber
             (b)  Address of Principal Business Office, or if none, Residence:
                                         80 Cuttermill Road
                                         Suite 311
                                         Great Neck, NY 11021
             (c)  Citizenship:           United States.
             (d)  Title of Class of Securities:
                                         Common Stock
             (e)  CUSIP Number:          451716203

         18  (a)  Name of Person Filing: Seth Lieber
             (b)  Address of Principal Business Office, or if none, Residence:
                                         80 Cuttermill Road
                                         Suite 311
                                         Great Neck, NY 11021
             (c)  Citizenship:           United States.
             (d)  Title of Class of Securities:
                                         Common Stock
             (e)  CUSIP Number:          451716203

Item     3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), check whether the person filing is a:

                           Not Applicable

         (a)      / /      Broker or dealer  registered  under Section 15 of the
                           Exchange Act.

         (b) / / Bank as defined in section 3(c)(6) of the Exchange Act.

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 26 of 40 Pages
--------------------------------------                 -------------------------


         (c)       / /     Insurance  company as defined in section  3(a)(19) of
                           the Exchange Act.

         (d)       / /     Investment  company registered under section 8 of the
                           Investment Company Act.

         (e)      / /      An  investment   adviser  in  accordance   with  Rule
                           13d-1(b)(1)(ii)(E);

         (f)      / /      An  employee   benefit  plan  or  endowment  fund  in
                           accordance with Rule 13d-1(b)(1)(ii)(F).

         (g)      / /      A  parent  holding   company  or  control  person  in
                           accordance with Rule 13d-1(b)(1)(ii)(G).

         (h)      / /      A savings  association  as defined in Section 3(b) of
                           the Federal Deposit Insurance Act;

         (i)      /  /     A church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14) of the Investment Company Act.

         (j)      / /      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed  pursuant to Rule 13d-1(c),  check this box.
         /X/

Item 4.  Ownership

         1.       Wheatley Partners, L.P.:
                  (a)      Amount Beneficially Owned: 175,000 shares.
                  (b)      Percent of Class: 2.0%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power  to vote  or  direct  the  vote:
                                    161,297 shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    13,703 shares.*
                           (iii)    sole   power  to   dispose   or  direct  the
                                    disposition of: 161,297 shares.
                           (iv)     shared   power  to  dispose  or  direct  the
                                    disposition of: 13,703 shares.*

         2.       Wheatley Foreign Partners, L.P.:
                  (a)      Amount Beneficially Owned: 175,000 shares.
                  (b)      Percent of Class: 2.0%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power  to vote  or  direct  the  vote:
                                    13,703 shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    161,297 shares.*
                           (iii)    sole   power  to   dispose   or  direct  the
                                    disposition of: 13,703 shares.
                           (iv)     shared   power  to  dispose  or  direct  the
                                    disposition of: 161,297 shares.*

         3.       Wheatley Management Ltd.:
                  (a) Amount Beneficially Owned: 13,703 shares. Reporting person is a general partner of Wheatley Foreign Partners, L.P.

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 27 of 40 Pages
--------------------------------------                 -------------------------


                  (b)      Percent of Class: 0.2%

--------------------------
*        The  reporting   person   disclaims   beneficial   ownership  of  these
         securities, except to the extent of his or its equity interest therein.

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 28 of 40 Pages
--------------------------------------                 -------------------------


                  (c)      Number of shares as to which such person has:
                           (i)      sole  power to vote or direct  the  vote:  0
                                    shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    13,703 shares.*
                           (iii) sole power to dispose or direct the disposition of: 0 shares.
                           (iv) shared power to dispose or direct the disposition of: 13,703 shares.*

         4.       Wheatley Partners, LLC:
                  (a) Amount Beneficially Owned: 175,000 shares. Reporting person is the general partner of Wheatley Partners, L.P. and also a general partner of Wheatley Foreign Partners, L.P.
                  (b)      Percent of Class: 2.0%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power to vote or direct  the  vote:  0
                                    shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    175,000 shares.*
                           (iii) sole power to dispose or direct the disposition of: 0 shares.
                           (iv) shared power to dispose or direct the disposition of: 175,000 shares.*

         5.       Barry Fingerhut:
                  (a) Amount Beneficially Owned: 175,000 shares. Reporting person is a member and Executive Vice President of Wheatley Partners, LLC, the general partner of
                           Wheatley Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P.
                  (b)      Percent of Class: 2.0%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power to vote or direct  the  vote:  0
                                    shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    175,000 shares.*
                           (iii) sole power to dispose or direct the disposition of: 0 shares.
                           (iv) shared power to dispose or direct the disposition of: 175,000 shares.*

         6.       Barry Rubenstein:
                  (a) Amount Beneficially Owned: 535,000 shares. Reporting person is a member and Chief Executive Officer of
                           Wheatley  Partners,   LLC,  the  general  partner  of
                           Wheatley Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P., a general partner of Woodland Partners, Seneca Ventures and Woodland Venture Fund the President and sole shareholder of Woodland Services Corp., a Trustee of The Marilyn and Barry Rubenstein Family Foundation and a General Partner of Brookwood Partners, L.P.
                  (b)      Percent of Class: 6.1%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power  to vote  or  direct  the  vote:
                                    35,000 shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    500,000 shares.*
                           (iii) sole power to dispose or direct the disposition of: 35,000 shares.
                           (iv) shared power to dispose or direct the disposition of: 500,000 shares.*

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 29 of 40 Pages
--------------------------------------                 -------------------------


         7.       Woodland Partners:
                  (a)      Amount Beneficially Owned: 25,000 shares.
                  (b)      Percent of Class: 0.3%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power  to vote  or  direct  the  vote:
                                    25,000 shares.
                           (ii)     shared  power to vote or direct the vote:  0
                                    shares.

--------------------------
*        The  reporting   person   disclaims   beneficial   ownership  of  these
         securities, except to the extent of his or its equity interest therein.

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 30 of 40 Pages
--------------------------------------                 -------------------------


                           (iii)    sole   power  to   dispose   or  direct  the
                                    disposition of: 25,000 shares.
                           (iv)     shared   power  to  dispose  or  direct  the
                                    disposition of: 0 shares.

         8.       Seneca Ventures:
                  (a)      Amount Beneficially Owned: 75,000 shares.
                  (b)      Percent of Class: 0.9%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power  to vote  or  direct  the  vote:
                                    75,000 shares.
                           (ii)     shared  power to vote or direct the vote:  0
                                    shares.
                           (iii)    sole   power  to   dispose   or  direct  the
                                    disposition of: 75,000 shares.
                           (iv)     shared   power  to  dispose  or  direct  the
                                    disposition of: 0 shares.

         9.       Woodland Venture Fund:
                  (a)      Amount Beneficially Owned: 75,000 shares.
                  (b)      Percent of Class: 0.9%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power  to vote  or  direct  the  vote:
                                    75,000 shares.
                           (ii)     shared  power to vote or direct the vote:  0
                                    shares.
                           (iii)    sole   power  to   dispose   or  direct  the
                                    disposition of: 75,000 shares.
                           (iv)     shared   power  to  dispose  or  direct  the
                                    disposition of: 0 shares.

         10.      Woodland Services Corp.:
                  (a) Amount Beneficially Owned: 150,000 shares. Reporting person is a general partner of Seneca Ventures and Woodland Venture Fund.
                  (b)      Percent of Class: 1.7%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power to vote or direct  the  vote:  0
                                    shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    150,000 shares.*
                           (iii) sole power to dispose or direct the disposition of: 0 shares.
                           (iv) shared power to dispose or direct the disposition of: 150,000 shares.*

         11.      Marilyn Rubenstein:
                  (a) Amount Beneficially Owned: 325,000 shares. Reporting person is a general partner of Woodland Partners, the Secretary and Treasurer of Woodland Services Corp., a general partner of Seneca Ventures and Woodland Venture Fund, a Trustee of The Marilyn and Barry Rubenstein Family Foundation and a General Partner of Brookwood Partners, L.P.
                  (b)      Percent of Class: 3.7%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power to vote or direct  the  vote:  0
                                    shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    325,000 shares.*
                           (iii) sole power to dispose or direct the disposition of: 0 shares.

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 31 of 40 Pages
--------------------------------------                 -------------------------


                           (iv)     shared   power  to  dispose  or  direct  the
                                    disposition of: 325,000 shares.*

         12.      The Marilyn and Barry Rubenstein Family Foundation:
                  (a)      Amount Beneficially Owned: 50,000 shares.
                  (b)      Percent of Class: 0.6%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power  to vote  or  direct  the  vote:
                                    50,000 shares.
                           (ii) shared power to vote or direct the vote: 0 shares.*
                           (iii)    sole   power  to   dispose   or  direct  the
                                    disposition of: 50,000 shares.
                           (iv)     shared   power  to  dispose  or  direct  the
                                    disposition of: 0 shares.

         13.      Brookwood Limited Partnership:
                  (a)      Amount Beneficially Owned: 100,000 shares.
                  (b)      Percent of Class: 1.1%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power  to vote  or  direct  the  vote:
                                    100,000 shares.
                           (ii)     shared  power to vote or direct the vote:  0
                                    shares.
                           (iii)    sole   power  to   dispose   or  direct  the
                                    disposition of: 100,000 shares.
                           (iv)     shared   power  to  dispose  or  direct  the
                                    disposition of: 0 shares.

         14.      Brian Rubenstein:
                  (a) Amount Beneficially Owned: 50,000 shares. Reporting person is a Trustee of the Marilyn and Barry Rubenstein Family Foundation.
                  (b)      Percent of Class: 0.6%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power to vote or direct  the  vote:  0
                                    shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    50,000 shares.*
                           (iii) sole power to dispose or direct the disposition of: 0 shares.
                           (iv) shared power to dispose or direct the disposition of: 50,000 shares.*

         15.      Rebecca Rubenstein:
                  (a) Amount Beneficially Owned: 50,000 shares. Reporting person is a Trustee of The Marilyn and Barry Rubenstein Family Foundation.
                  (b)      Percent of Class: 0.6%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power to vote or direct  the  vote:  0
                                    shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    50,000 shares.*
                           (iii) sole power to dispose or direct the disposition of: 0 shares.
                           (iv) shared power to dispose or direct the disposition of: 50,000 shares.*

         16.      Irwin Lieber:
                  (a) Amount Beneficially Owned: 175,000 shares. Reporting person is a member and President, Secretary and Treasurer of Wheatley

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 32 of 40 Pages
--------------------------------------                 -------------------------


                           Partners,   LLC,  the  general  partner  of  Wheatley
                           Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P., and President and a Director of Wheatley Management Ltd., a general partner of Wheatley Foreign Partners, L.P.
                  (b)      Percent of Class: 2.0%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power to vote or direct  the  vote:  0
                                    shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    175,000 shares.*
                           (iii) sole power to dispose or direct the disposition of: 0 shares.
                           (iv) shared power to dispose or direct the disposition of: 175,000 shares.*

         17.      Jonathan Lieber:
                  (a) Amount Beneficially Owned: 175,000 shares. Reporting person is a member and Vice President of Wheatley
                           Partners,   LLC,  the  general  partner  of  Wheatley
                           Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P.
                  (b)      Percent of Class: 2.0%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power to vote or direct  the  vote:  0
                                    shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    175,000 shares.*
                           (iii) sole power to dispose or direct the disposition of: 0 shares.
                           (iv) shared power to dispose or direct the disposition of: 175,000 shares.*

         18.      Seth Lieber:
                  (a) Amount Beneficially Owned: 175,000 shares. Reporting person is a member and Vice President of Wheatley
                           Partners,   LLC,  the  general  partner  of  Wheatley
                           Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P.
                  (b)      Percent of Class: 2.0%
                  (c)      Number of shares as to which such person has:
                           (i)      sole  power to vote or direct  the  vote:  0
                                    shares.
                           (ii)     shared  power to vote or  direct  the  vote:
                                    175,000 shares.*
                           (iii) sole power to dispose or direct the disposition of: 0 shares.
                           (iv) shared power to dispose or direct the disposition of: 175,000 shares.*

_____________________________
*        The  reporting   person   disclaims   beneficial   ownership  of  these
         securities, except to the extent of his or its equity interest therein.

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 33 of 40 Pages
--------------------------------------                 -------------------------



Item 5.  Ownership of Five Percent or Less of a Class.

                           Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                           Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                           Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

                           Not Applicable.

Item 9.  Notice of Dissolution of Group.

                           Not Applicable.

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 34 of 40 Pages
--------------------------------------                 -------------------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 4, 1998                 WHEATLEY PARTNERS, L.P.
                                       By: Wheatley Partners, LLC,
                                           General Partner


                                       By:  /s/ Barry Rubenstein
                                            -----------------------------------
                                            Barry Rubenstein, Chief Executive
                                            Officer

                                       WHEATLEY PARTNERS, LLC


                                       By:  /s/ Barry Rubenstein
                                            -----------------------------------
                                            Barry Rubenstein, Chief Executive
                                            Officer


                                            /s/ Barry Rubenstein
                                       ----------------------------------------
                                            Barry Rubenstein


                                            /s/ Irwin Lieber
                                       ----------------------------------------
                                           Irwin Lieber


                                           /s/ Barry Fingerhut
                                       ----------------------------------------
                                           Barry Fingerhut


                                           /s/ Seth Lieber
                                       ----------------------------------------
                                           Seth Lieber


                                          /s/ Jonathan Lieber
                                       ----------------------------------------
                                          Jonathan Lieber

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 35 of 40 Pages
--------------------------------------                 -------------------------


                                       WHEATLEY MANAGEMENT LTD.


                                       By:  /s/ Irwin Lieber
                                            ------------------------------------
                                            Irwin Lieber, President


                                       WHEATLEY FOREIGN PARTNERS, L.P.
                                       By:  Wheatley Partners, LLC, General
                                            Partner

                                       By:   /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, Chief Executive
                                             Officer


                                       SENECA VENTURES

                                       By:   /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General
                                             Partner


                                       WOODLAND PARTNERS

                                       By:   /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General
                                             Partner


                                       THE MARILYN AND BARRY RUBENSTEIN
                                       FAMILY FOUNDATION

                                       By: /s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, Trustee

                                       BROOKWOOD PARTNERS, L.P.

                                       By: /s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner

                                           /s/ Brian Rubenstein
                                       -----------------------------------------
                                               Brian Rubenstein


                                           /s/ Rebecca Rubenstein
                                       -----------------------------------------
                                               Rebecca Rubenstein

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 36 of 40 Pages
--------------------------------------                 -------------------------



                                       WOODLAND VENTURE FUND


                                       By:   /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General
                                             Partner


                                             /s/ Marilyn Rubenstein
                                       -----------------------------------------
                                             Marilyn Rubenstein


                                       WOODLAND SERVICES CORP.


                                       By:   /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, President

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 37 of 40 Pages
--------------------------------------                 -------------------------


                                  EXHIBIT INDEX


Exhibit                                                          Page
A.       Joint Filing Agreement                                   38

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 38 of 40 Pages
--------------------------------------                 -------------------------


                                    EXHIBIT A

                             JOINT FILING AGREEMENT

                  In accordance with Rule 13d-1(f)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of an amendment to a Statement on Schedule 13G dated December 21, 1998 (including amendments thereto) with respect to the Common Stock of IKOS System, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: January 4, 1998                 WHEATLEY PARTNERS, L.P.
                                       By: Wheatley Partners, LLC,
                                           General Partner

                                       By:  /s/ Barry Rubenstein
                                            -----------------------------------
                                            Barry Rubenstein, Chief Executive
                                            Officer

                                       WHEATLEY PARTNERS, LLC


                                       By:  /s/ Barry Rubenstein
                                            -----------------------------------
                                            Barry Rubenstein, Chief Executive
                                            Officer


                                            /s/ Barry Rubenstein
                                       ----------------------------------------
                                            Barry Rubenstein


                                            /s/ Irwin Lieber
                                       ----------------------------------------
                                           Irwin Lieber


                                           /s/ Barry Fingerhut
                                       ----------------------------------------
                                           Barry Fingerhut


                                           /s/ Seth Lieber
                                       ----------------------------------------
                                           Seth Lieber


                                          /s/ Jonathan Lieber
                                       ----------------------------------------
                                          Jonathan Lieber

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 39 of 40 Pages
--------------------------------------                 -------------------------


                                       WHEATLEY MANAGEMENT LTD.


                                       By:  /s/ Irwin Lieber
                                            ------------------------------------
                                            Irwin Lieber, President


                                       WHEATLEY FOREIGN PARTNERS, L.P.
                                       By:  Wheatley Partners, LLC, General
                                            Partner

                                       By:   /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, Chief Executive
                                             Officer


                                       SENECA VENTURES

                                       By:   /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General
                                             Partner


                                       WOODLAND PARTNERS

                                       By:   /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General
                                             Partner

                                     WOODLAND VENTURE FUND


                                       By:   /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General
                                             Partner


                                             /s/ Marilyn Rubenstein
                                       -----------------------------------------
                                             Marilyn Rubenstein

--------------------------------------                 -------------------------
CUSIP No. 451716203                           13G         Page 40 of 40 Pages
--------------------------------------                 -------------------------

                                       THE MARILYN AND BARRY RUBENSTEIN
                                       FAMILY FOUNDATION

                                       By: /s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, Trustee

                                       BROOKWOOD PARTNERS, L.P.

                                       By: /s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner

                                           /s/ Brian Rubenstein
                                       -----------------------------------------
                                               Brian Rubenstein


                                           /s/ Rebecca Rubenstein
                                       -----------------------------------------
                                               Rebecca Rubenstein

                                       WOODLAND SERVICES CORP.


                                       By:   /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, President